Exhibit 14

BARBIER FRINAULT & AUTRES	DELOITTE TOUCHE TOHMATSU-AUDIT

ERNST & YOUNG	Commissaire aux Comptes
Commissaire aux Comptes	Membre de la Compagnie de Versailles
Membre de la Compagnie de Versailles	185, avenue Charles de Gaulle
41, rue Ybry	BP 136
92576 Neuilly-sur-Seine Cedex	92203 Neuilly-sur-Seine Cedex

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statements Nos. 333-114880, 333-102522, 333-83120, 333-100153 and 333-83222 of Suez on Form S-8 of our report dated June 22, 2004, appearing in this Annual Report on Form 20-F of Suez for the year ended December 31, 2003.

Neuilly-sur-Seine, France, June 22, 2004

BARBIER FRINAULT & AUTRES ERNST & YOUNG /s/ Christian Chochon	DELOITTE TOUCHE TOHMATSU- AUDIT /s/ Jean-Paul Picard